EXHIBIT 10.2


                            Quad Systems Corporation
                               2405 Maryland Road
                             Willow Grove, PA 19090


March 31, 1998


HAND DELIVER

Mr. Joseph Gasper
2 Candlelight Drive
Edgewater Park, NJ  08010

Re:  Severance Agreement and General Release

Dear Joe:

As you know, we would like to resolve all aspects of your separation from Quad Systems Corporation (the "Company") on an amicable basis. To meet those goals, we propose the following:

         A. Your employment with the Company will terminate effective March 31, 1998 without cause. You hereby resign as Senior Vice-President, Operations of the Company and as any other officer of the Company or any of its subsidiaries or affiliates.
         2. In consideration for your General Release set forth below in Paragraph 4, and in compliance with the Company's Executive Severance Pay Plan effective January 26, 1996 attached hereto (the "Plan"), the Company shall:

(a) Pay you your current base rate through the close of business, Friday, 3 April 1998, in accordance with the Company's normal payroll practices.

(b) Pay you the gross amount of $2,575 per week, less usual withholding, for a period of thirty (30) weeks, in accordance with the Company's normal payroll practices, subject to the terms and conditions of the Plan, pursuant to which these payments are made.

(c) Pay the cost of your coverage in the Company's group health and dental program during the period in which payments are made under Paragraph 2(b) above on the same basis as for employees of the Company. Your usual contribution for coverage will be due from you during this period. Your coverage shall be pursuant to terms, conditions and requirements of the Consolidated Omnibus Budget Reconciliation Act ("COBRA").

         3. Regardless of whether you enter into this letter agreement:

(a) You have the right to continue participation in the Company's group health and dental program at your expense pursuant to and subject to the requirements and limitations of COBRA. (You will receive notification of your COBRA rights under separate cover.)

Mr. Joseph Gasper
March 31 1998
Page 3


(b) All other benefits coverage will cease immediately. You will be provided with information describing any rights you may have to convert from group to individual coverage.

(c) You will receive two (2) weeks' severance pay. No bonus, commission, options, or other compensation or benefits are or will become due.

         4. In consideration for the Company's undertakings set forth above in Paragraph 2 above, intending to be legally bound, you ("Employee") release and forever discharge the Company, its past, present and future officers, directors, attorneys, employees, owners, subsidiaries, divisions, affiliates, and agents and their respective successors and assigns (collectively "Releasees"), jointly and severally, from any and all actions, charges, causes of action or claims of any kind (collectively, "Claims"), known or unknown, which you, your heirs, agents, successors or assigns ever had, have or thereafter may have against Releasees arising out of any matter, occurrence or event existing or occurring prior to the execution of the General Release, including without limitation: any claims relating to or arising out of Employee's employment with and/or termination of employment with the Company; any claims for unpaid or withheld wages, severance, benefits, commissions, bonuses and/or other discrimination and/or harassment based on age, sex, race, religion, color, creed, disability, handicap, citizenship, national origin, sexual preference or any other factor prohibited by federal, state or local law (such as the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, as amended, and the Pennsylvania Human Relations Act); any whistleblower and/or retaliation claims; and/or any claims under the Employee Retirement Income Security Act; and/or any common law claims, including, but not limited to, breach of contract, negligence, libel, breach of covenant of good faith and fair dealing, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel and misrepresentation.

         5. You agree that at all times the existence, terms and conditions of this Agreement will be kept secret and confidential and will not be disclosed voluntarily to any third party, except to the extent required by law, to enforce the Agreement or to obtain confidential legal, tax or financial advice with respect thereto.

         6. You agree to pay any and all federal, state and local taxes assessed against you with respect to any consideration received pursuant to this Agreement to the extent not already withheld.

         7. You acknowledge and agree that the money and other benefits you will receive under Paragraph 2 above are in accordance with the Plan and otherwise are in excess of the money and benefits to which you otherwise would be entitled, and that the amount of such excess is sufficient consideration to support the General Release in Paragraph 4 above and all other commitments in this Agreement.

         8. This Agreement and the Plan embody the complete understanding and agreement between the parties hereto and supersedes any and all prior agreements between the parties, oral or written, express or implied.

         9. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. You expressly waive any rule or custom requiring construction against the drafter of the document.

         10.  If  any  provision  of  this  Agreement  is  deemed   unlawful  or
unenforceable by a court of competent jurisdiction, the remaining provisions shall continue in full force and effect.

         11. You agree and represent that: (a) you have read carefully the terms of this Agreement, including the General Release; (b) you have had an opportunity to and have been encouraged and advised to review this Agreement, including the General Release, with an attorney of your choice, at your expense regarding the meaning and binding effect of each term of this Agreement prior to executing this Agreement; (c) you understand the meaning and effect of the terms of this Agreement, including the General Release; (d) you were given not less than twenty-one (21) days from today to determine whether you wished to enter into and execute this Agreement, including the General Release; (e) the entry into and the execution of this Agreement, including the General Release, is of your own free and voluntary act without compulsion of any kind; (f) no promise or inducement not expressed herein has been made to you; and (g) you agree that any changes to this Agreement, whether material or immaterial, will not restart the 21 day period described above.

         12. Please note that if you sign this Agreement, you will retain the right to revoke it for seven (7) days. The Agreement shall not be effective until the revocation period has expired. To revoke this Agreement, you must send a certified letter to the Board of Directors, Quad Systems Corporation, 2405 Maryland Road, Willow Grove, PA 19090, Attn: David H. Young.

If you agree with the proposed terms set forth above, please sign this letter indicating your understanding and agreement.

                                                       QUAD SYSTEMS CORPORATION



                                                        By:   /s/David Young
                                                        David H. Young, Director



AGREED, UNDERSTOOD AND ACCEPTED:


/s/ Joseph Gasper
-------------------------
Joseph Gasper

April 6, 1998
-------------------------
Date